SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                  Rule 13d-102

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                               Simtek Corporation
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                                (Name of Issuer)

                                     Common
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                         (Title of Class of Securities)

                                   829204106
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                                 (CUSIP Number)

                                   05/22/2008
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            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

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      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 8 Pages

CUSIP No. 829204106
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(1) Names of reporting persons.

    US SPECIAL OPPORTUNITIES TRUST PLC
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(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
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(3) SEC use only.

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(4) Citizenship or place of organization.

    England and Wales
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Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        610,998 (1)

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        610,998 (2)

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(9) Aggregate amount beneficially owned by each reporting person.

    N/A
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(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
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(11) Percent of class represented by amount in Row 9.

     3.71%
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(12) Type of reporting person (see instructions).

     OO
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(1)     RENN Capital Group is the fund's investment adviser and may vote the shares on behalf of the fund per its advisory agreement.

(2) RENN Capital Group is the fund's investment adviser and may dispose of the shares on behalf of the fund per its advisory agreement.

Page 2 of 8 Pages

CUSIP No. 829204106
--------------------------------------------------------------------------------
(1) Names of reporting persons.

    RENAISSANCE US GROWTH INVESTMENT TRUST PLC
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(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    UNITED KINGDOM
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Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        1,927,242 (1)

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        1,927,242 (2)

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(9) Aggregate amount beneficially owned by each reporting person.

    N/A
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     11.25%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

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(1)     RENN Capital Group is the fund's investment adviser and may vote the shares on behalf of the fund per its advisory agreement.

(2) RENN Capital Group is the fund's investment adviser and may dispose of the shares on behalf of the fund per its advisory

Page 3 of 8 Pages

CUSIP No. 829204106
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(1) Names of reporting persons.

    Pearson, Robert
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(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
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(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    US
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Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        N/A

    (6) Shared voting power:
        2,538,240 (1)

    (7) Sole dispositive power:
        N/A

    (8) Shared dispositive power:
        2,538,240

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(9) Aggregate amount beneficially owned by each reporting person.

    N/A
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     14.96%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

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(1)     Mr. Pearson is an executive officer of RENN which is the investment adviser to USSO and R US and on the Board of Simtek. R US and USSO share voting power over their shares with RENN.

Page 4 of 8 Pages

CUSIP No. 829204106
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(1) Names of reporting persons.

    Cleveland, Russell
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(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    US
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Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        N/A

    (6) Shared voting power:
        2,538,240 (1)

    (7) Sole dispositive power:
        N/A

    (8) Shared dispositive power:
        2,538,240

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(9) Aggregate amount beneficially owned by each reporting person.

    N/A
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     14.96%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

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(1)     Mr. Cleveland is President and Chief Executive Officer of RENN which is investment adviser to USSO and R US. R US and USSO share voting power over their shares with RENN.

Page 5 of 8 Pages

CUSIP No. 829204106
--------------------------------------------------------------------------------
(1) Names of reporting persons.

    RENN Capital Group, Inc.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    TEXAS
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Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        N/A

    (6) Shared voting power:
        2,538,240 (1)

    (7) Sole dispositive power:
        N/A

    (8) Shared dispositive power:
        2,538,240 (2)

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(9) Aggregate amount beneficially owned by each reporting person.

    N/A
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     14.96%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IA
--------------------------------------------------------------------------------

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(1)     RENN is the investment adviser to USSO and investment manager to R US.
        R US and USSO share voting power over their shares with RENN.

(2)     R US and USSO share dispositvie power over their shares with RENN

Page 6 of 8 Pages

Item 1(a). Name of Issuer:

           Simtek Corporation

Item 1(b). Address of Issuer's Principal Executive Offices:

           4250 Buckingham Drive, #100
           Colorado Springs, CO 80907

Item 2(a). Name of Person Filing:

           US SPECIAL OPPORTUNITIES TRUST PLC
           RENAISSANCE US GROWTH INVESTMENT TRUST PLC
           Pearson, Robert
           Cleveland, Russell
           RENN Capital Group, Inc.

Item 2(b). Address or Principal Business Office or, If None, Residence:

           8080 N. Central Expressway
           Suite 210, LB 59
           Dallas, TX 75206

Item 2(c). Citizenship:

           US, England and Wales, TEXAS, UNITED KINGDOM

Item 2(d). Title of Class of Securities:

           Common

Item 2(e). CUSIP No.:

           829204106

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

        (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

        (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

        (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

        (e) |_| An investment adviser in accordance with ss. 240.13d-1(b)(1)(ii)(E);

        (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

        (g) |_| A parent holding company or control person in accordance with ss.240.13d- 1(b)(1)(ii)(G);

        (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j) |_| Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4. Ownership

    (a) Amount beneficially owned:
        USSO 610,998
        RUG 1,927,242
        RENN 2,538,240
        Robert Pearson 2,538,240
        Russell Cleveland 2,538,240

    (b) Percent of class:
        USSO 3.71%
        RUG 11.25%
        RENN 14.96%
        Robert Pearson 14.96%
        Russell Cleveland 14.96%

    (c) Number of shares as to which such person has:
        (i)   Sole power to direct the vote
              N/A

        (ii)  Shared power to direct the vote
              USSO 610,998
              RUG 1,927,242
              RENN 2,538,240
              Robert Pearson 2,538,240
              Russell Cleveland 2,538,240

        (iii) Sole power to dispose or direct the disposition of N/A

        (iv) Shared power to dispose or direct the disposition of USSO 610,998
              RUG 1,927,242
              RENN 2,538,240
              Robert Pearson 2,538,240
              Russell Cleveland 2,538,240

Item 5. Ownership of 5 Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following |X|

Item 6. Ownership of More than 5 Percent on Behalf of Another Person.

        N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

        N/A

Item 8. Identification and Classification of Members of the Group.

        N/A

Item 9. Notice of Dissolution of Group.

        N/A

Item 10. Certifications

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 7 of 8 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      US SPECIAL OPPORTUNITIES TRUST PLC

Date: 05/22/2008                      /s/ Russell Cleveland
                                      Name:  Russell Cleveland
                                      Title: US PORTFOLIO MANGER


                                      RENAISSANCE US GROWTH INVESTMENT TRUST PLC

Date: 05/22/2008                      /s/ Russell Cleveland
                                      Name:  Russell Cleveland
                                      Title: DIRECTOR


Date: 05/22/2008                      /s/ Russell Cleveland
                                      Name:  Russell Cleveland

Date: 05/22/2008                      /s/ Robert Pearson
                                      Name:  Robert Pearson

                                      RENN Capital Group, Inc

Date: 05/22/2008                      /s/ Russell Cleveland
                                      Name:  Russell Cleveland
                                      Title: President


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, Provided, however, That a power of attorney for this purpose which is already on file with the Commission may be incor porated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001). (Secs. 3(b), 13(d)(1), 13(d)(2),
13(d)(5),  13(d)(6), 13(g)(1), 13(g)(2), 13(g)(5), 23, 48 Stat. 882, 894, 901;
sec. 203(a),  49 Stat. 704; sec. 8, 49 Stat. 1379; sec. 10, 78 Stat. 88a; sec.
2, 82 Stat. 454;  secs. 1, 2, 84 Stat. 1497; secs. 3, 10, 18, 89 Stat. 97, 119,
155; secs. 202, 203,  91 Stat. 1494, 1498, 1499; (15 U.S.C. 78c(b), 78m(d)(1),
78m(d)(2), 78m(d)(5),  78m(d)(6), 78m(g)(1), 78m(g)(2), 78m(g)(5), 78w)) [43 FR
18499, Apr. 28, 1978,  as amended at 43 FR 55756, Nov. 29, 1978; 44 FR 2148,
Jan. 9, 1979; 44 FR 11751,  Mar. 2, 1979; 61 FR 49959, Sept. 24, 1996; 62 FR
35340, July 1, 1997; 63 FR 2867,  Jan. 16, 1998; 63 FR 15287, Mar. 31, 1998]

Page 8 of 8 Pages